Exhibit 10.5a

SECOND AMENDED AND RESTATED
MUTUAL SERVICES AGREEMENT

     THIS SECOND AMENDED AND RESTATED MUTUAL SERVICES AGREEMENT (this “Agreement”) is made as of the 19th day of June, 2003, by and between Charter Communications, Inc., a Delaware corporation (“CCI”) and Charter Communications Holding Company, LLC, a Delaware limited liability company (“CCHC”).

RECITALS

A.	CCHC, Charter Investment, Inc., a Delaware corporation (“CII”) and CCI are parties to that certain First Amended and Restated Mutual Services Agreement dated as of December 21, 2000 (the “Original Agreement”) pursuant to which, among other things, CCHC, CCI and CII have each made available to the others certain rights, services, facilities, functions and assets.

B.	CCI engages in the business (“CCI Business”) of (i) acting as manager of the cable systems and related or incidental businesses (the “Cable Systems”) of its direct and indirect subsidiaries (including CCHC and CCO Holdings, LLC, a Delaware limited liability company (“CCO Holdings”), with all such direct and indirect subsidiaries being referred to as “Subsidiaries”) pursuant to management agreements with, or for the benefit of, such Subsidiaries, (ii) acting as manager of its limited liability company Subsidiaries under applicable law, (iii) engaging in capital raising, acquisition, disposition and other transactions, performing financial and administrative services and financial reporting, performing other tasks and functions related to or arising out of or incidental to the Cable Systems, and engaging in other activities in connection with or related or incidental to the foregoing activities.

C.	CCHC has certain employees, assets, rights and contracts which are useful in connection with the CCI Business.

D.	Certain assets, including the aircraft and real property currently owned by CCHC and its affiliates, together with any replacements and substitutions therefor and any proceeds thereof, which are useful in the business of CCHC and CCI, may be transferred to CCO Holdings.

E.	As between themselves, CCHC and CCI desire to amend, restate and replace in its entirety the Original Agreement, among other things, in contemplation of the transfer of assets described in recital D.

F.	CII is not a party to this Agreement. CII, CCI and CCHC are entering into a letter agreement as of the date hereof in which (i) CII is consenting to the amendment and restatement of the Original Agreement as set forth herein and (ii) CCI, CII and CCHC have agreed that as between CII on the one hand, and CCH and CCI on the other, the Original Agreement shall continue to apply subject to certain modifications as set forth in such letter agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      Provision of Services, Rights, Assets, Facilities and Functions. Each of the parties hereto agrees to provide such services, rights, assets, facilities and functions to one or more of the other parties hereto as may be reasonably requested in order for CCI to manage CCHC and to conduct the CCI Business, including but not limited to:

(a)	assistance by the management and employees of either CCI or CCHC to the other parties hereto;

(b)	use by any party hereto of such office space, administrative and support facilities, programming and advertising services and other rights, services or functions as such parties may reasonably request;

(c)	the negotiation (including direct negotiations on behalf of one or more Subsidiaries) of operating agreements, contracts for the purchase, lease, license or use of properties, equipment, programming, systems, services, content and rights and agreements for the provision of carriage, advertising time and other rights or services by the Cable Systems and other agreements on behalf of the Subsidiaries as are necessary or advisable for the Cable Systems;

(d)	the procurement on behalf of one or more Subsidiaries of properties, facilities, equipment, programming, services, systems, content and rights;

(e)	review, consultation and advice by any party to any other party with respect to the CCI Business and the management and operations of the Cable Systems.

2.     Payments. Each party receiving (“Receiving Party”) services, rights, assets, facilities or functions hereunder (collectively “Deliverables”) shall promptly reimburse and pay to the party providing such Deliverables (“Providing Party”) all expenses, costs, losses, liabilities, taxes, imposts, charges or damages actually incurred, paid or accrued by the Providing Party with respect to the Deliverables provided hereunder, including, without limitation, wages, salaries and other labor costs, equipment, systems and facilities costs and costs of services or programming, as well as costs of overhead and administration (collectively, “Expenses”). In connection with Deliverables provided to any Subsidiary, such Subsidiary may directly pay to the Providing Party any related Expenses hereunder in lieu of the Receiving Party paying or reimbursing the Providing Party. In connection with the determination and calculation of payments owing hereunder, the Providing Party shall not be entitled to make a profit or take a mark-up or premium in excess of the actual Expenses incurred, paid or accrued.

3.     Term. The term of this Agreement shall be ten (10) years from the date of this Agreement. This Agreement may be terminated at any time by any of the parties upon thirty days’ written notice to the other parties. Notwithstanding any termination of this Agreement, the Receiving Party shall remain required to pay to the Providing Party any Expenses incurred, paid or accrued by the Providing Party (irrespective of whether incurred, paid or accrued by the Providing Party before or after such termination) which would have been reimbursable Expenses if this Agreement had not been so terminated, provided that the Providing Party shall use its reasonable efforts to mitigate such Expenses following such termination.

4.     Indemnity. In addition to, and not in limitation of (but without duplication) its obligations under this Agreement and any other obligations imposed by law or agreement, each Receiving Party shall indemnify, defend and hold harmless each Providing Party from any and all expenses, liabilities, losses, damages, claims, obligations, actions, suits and costs directly or indirectly resulting from or related to or arising in connection with the provision of Deliverables to such Receiving Party by such Providing Party hereunder, and the Providing Party and its respective shareholders, members, officers, directors and employees shall not, under any circumstances, be held liable therefor, or any action taken or omitted to be taken by any of them in connection with or related to such Deliverables (except to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such person’s own gross negligence or willful misconduct in connection with its duties expressly set forth herein), provided, that all amounts payable in this Section 4 shall be allocated amongst the Receiving Parties in good faith by CCI. Neither the Providing Party nor any of its respective shareholders, members, officers, directors and employees shall be held to have incurred any liability to the Receiving Party or any other Subsidiary, the Cable Systems or any third party by virtue of any action taken or omitted to be taken (except to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such person’s own gross negligence or willful misconduct in connection with its duties expressly set forth herein) in good faith by such person in discharge of such person’s duties hereunder, and the Receiving Party agrees to indemnify each such Providing Party and its respective shareholders, members, officers, directors and employees and hold such Providing Party, and its respective shareholders, members, officers, directors and employees, harmless with respect to any and all actions, suits and claims that may be made against any of them in respect of the foregoing, including, but not limited to, reasonable attorneys’ fees. This undertaking shall survive the termination of this Agreement.

5.     Notices. All notices, demands, requests or other communications required or that may be given under this Agreement shall be in writing and shall be given to the other party by personal delivery, overnight air courier (with receipt signature) or facsimile transmissions (with confirmation of transmission) sent:

If to CCI:

Charter Communications, Inc. 12405 Powerscourt Drive, Suite 400 St. Louis, Missouri 63131 Attention: Carl Vogel Fax: 314-965-8793

If to CCHC:

Charter Communications Holding Company, LLC 12405 Powerscourt Drive, Suite 400 St. Louis, Missouri 63131 Attention: Carl Vogel Fax: 314-965-8793

6.     Governing Law. This Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law principals thereof.

7.     Miscellaneous. Upon the transfer of assets contemplated by Recital D hereto, CCO Holdings may be added as a party to this Agreement. This Agreement shall not be amended, supplemented, modified, restated, substituted or replaced (including indirectly through termination of this Agreement) in a manner inconsistent with the provisions of any credit facilities to which any of the Subsidiaries are a party or any management agreement referred to in the recitals hereof.

8.     Further Assurances. Each of the parties to this Agreement agrees to execute and deliver such other documents and to take such other action as may be necessary or convenient to consummate the purposes and subject matter of this Agreement.

* * * * * * * * * * * * * * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written and effective as of the Effective Date.

CHARTER COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Marcy A. Lifton

	Name:	Marcy A. Lifton
	Title:	Vice President,

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Marcy A. Lifton

	Name:	Marcy A. Lifton
	Title:	Vice President,